EXHIBIT 99.1

ENGlobal Finalizes Sale of Gulf Coast Operations

Enters Into New $10 Million Credit Facility

HOUSTON, Aug. 30, 2013 (GLOBE NEWSWIRE) -- ENGlobal Corporation (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, announced today that it successfully completed the sale of its Gulf Coast engineering and in-plant operations to Furmanite America, Inc. ("FAI"), a subsidiary of Furmanite Corporation (NYSE:FRM) ("Furmanite"). The total consideration of the transaction to ENGlobal was approximately $20 million, consisting primarily of cash funded at closing. The Company will use the cash proceeds from the transaction to repay its outstanding debt under its existing credit facility and for working capital purposes. Further terms of the transaction were not disclosed.

ENGlobal will retain its Engineering operations and the entirety of its Automation operations located in Houston, TX, Tulsa, OK, Mobile, AL, Denver, CO, and Chicago, IL, which perform project execution services primarily to the energy industry. The Company previously announced that it intended to concentrate on its core Engineering and Automation segments in these markets and target specific engineered solutions, utilizing both in-house and third party intellectual property.

ENGlobal also announced that it has entered into a one year, $10 million credit facility with its lender, which will be used for working capital purposes, as needed, and will allow the Company additional time to analyze its long-term capital needs.

"The completion of this transaction with Furmanite is a significant milestone for ENGlobal," said Mr. William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "Now, as a stronger company, we plan to return our attention to strategic growth. I would like to personally thank all of our employees, especially those in our Gulf Coast operations, for their patience throughout this process and commend the transition team for their efforts."

Mr. Coskey, continued. "I have great respect for Furmanite's management team and have no doubt that our Gulf Coast employees are in good hands. We look forward to working with Furmanite on future projects."

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to comply with the terms under the new credit facility; (2) our ability to receive the anticipated benefit from the divestiture of our Gulf Coast engineering and in-plant operations; (3) our ability to achieve profitability and sustainable positive cash flow from our operations; (4) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the Financial Accounting Standards Board; (5) the effect of changes in the business cycle and downturns in local, regional and national economy and our ability to respond appropriately to the current worldwide economic financial situation;(6) the effect on the Company's competitive position within its market area in view of, among other things, the increasing consolidation within its services industries, including the increased competition from larger regional and out-of-state engineering and professional service organizations; (7) the effect of increases and decreases in oil prices; (8) the availability of parts from vendors; (9) our ability to collect accounts receivable in a timely manner; (10) our ability to accurately estimate costs and fees on fixed-price contracts; (11) our ability to hire and retain qualified personnel; (12) our ability to retain existing customers and get new customers; (13) our ability to mitigate losses; (14) our ability to achieve our business strategy while effectively managing costs and expenses; (15) our ability to estimate exact project completion dates; (16) our ability to effectively monitor business done outside of the United States; (17) our ability to realize the benefits of the sale of our Field Solutions segment, including our ability to collect accounts receivables; (18) the performance of the energy sector; and (19)  the effect of changes in laws and regulations with which the Company must comply, and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable. The Company cautions that the foregoing list of important factors is not exclusive. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal